Exhibit 99.1

MEDIA CONTACT	Kevin Bagby, FreightCar America, Inc.
TEL.	(800) 458-2235
FOR IMMEDIATE RELEASE	September 22, 2005

FreightCar America, Inc. Public Offering Priced at $40.50 Per Share

Chicago, IL, September 22, 2005 – FreightCar America, Inc. (NASDAQ: RAIL) today announced the pricing of a public offering by selling stockholders of 2,283,754 shares of common stock of the Company at a public offering price of $40.50 per share. In addition, these stockholders have granted the underwriters an option to purchase up to an additional 342,563 shares to cover over-allotments, if any. The Company will not receive any proceeds from the offering.

UBS Investment Bank acted as sole book-running manager for this offering and the offering was co-managed by Jefferies & Company, Inc. and CIBC World Markets Corp.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The public offering is being made only by means of a prospectus, a copy of which may be obtained by writing to: UBS Investment Bank, Syndicate Desk, 299 Park Avenue, New York, NY 10171.

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois, and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania.